EXHIBIT 21.1



                    SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


Following is a list of subsidiaries of the issuer.

NAME                        JURISDICTION OF               DOING BUSINESS AS:
                            INCORPORATION


Unity Wireless Systems
         Corporation        British Columbia, Canada      Unity Wireless Systems

371323 B.C. Ltd.            British Columbia, Canada      Inactive